SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    FORM 15


Certification and Notice of Termination of Registration under Section 12(g) of the Securities and Exchange Act of 1934 or Suspension of Duty to File Reports Under Section 13 and 15(d) of the Securities Exchange Act of 1934.


                         COMMISSION FILE NO.:  0-16252


                       JMB MORTGAGE PARTNERS, LTD. - II
            ------------------------------------------------------
            (Exact name of registrant as specified in its charter)


   900 N. Michigan Avenue, Chicago, Illinois                    312-915-1987
  --------------------------------------------------------------------------
  (Address and telephone number of registrant's principal executive offices)


                         LIMITED PARTNERSHIP INTERESTS
           (Title of each class of securities covered by this Form)


                                     NONE
         (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


     Please place an "X" in the boxes to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)      [ X ]       Rule 12h-3(b)(1)(ii)     [   ]
      Rule 12g-4(a)(1)(ii)     [   ]       Rule 12h-3(b)(2)(i)      [   ]
      Rule 12g-4(a)(2)(i)      [   ]       Rule 12h-3(b)(2)(ii)     [   ]
      Rule 12g-4(a)(2)(ii)     [   ]       Rule 15d-6               [ X ]
      Rule 12h-3(b)(1)(i)      [ X ]

     Approximate number of holders of record as of the certification or notice date:

                         ZERO - Registrant Liquidated

     Pursuant to the requirements of the Securities Exchange Act of 1934. JMB Mortgage Partners, Ltd. - II has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                     JMB REALTY CORPORATION
                                     Corporate General Partner



                                     By:   GAILEN J. HULL
                                           ------------------------------
                                           Gailen J. Hull
                                           Senior Vice President


Dated:  March 20, 1997